Exhibit 99.1

August 3, 2009

VIA FACSIMILE AND
CERTIFIED MAIL

Empire Resorts
c/o Monticello Raceway, Route 17B
Monticello, NY  12701
Attention:  Chief Executive Officer

Re:	Notice of Defaults and Events of Default; Certain
Consequences of the Continuing Default; Reservation of Rights

Ladies and Gentlemen:

We refer to the Indenture, dated as of July 26, 2004 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Empire Resorts, Inc. (the “Company” or “you”), The Bank of New York, as Trustee thereunder (in such capacity, the “Trustee”) and as Collateral Agent thereunder (in such capacity, the “Collateral Agent”), and the entities parties thereto a Guarantors thereunder (the “Guarantors”).  Unless otherwise defined herein, all capitalized terms used in this notice (this “Notice”) and defined in the Indenture are used herein as therein defined.

The undersigned (the “Specified Holders”) are beneficial holders of Notes in an aggregate principal amount of $48,730,000.  The principal purposes of this Notice are to (a) notify you of the occurrence of an Event of Default under the Indenture, (b) notify you of certain consequences of such Event of Default, and (c) reserve all rights and remedies of the Trustee, the Collateral Agent and the Holders under the Indenture, the Notes, the Collateral Agreements and all other agreements, certificates, documents or instruments executed and/or delivered in connection with any of the foregoing (collectively, the “Indenture Documents”), at law or in equity.

1.           Notice of Defaults and Events of Default.  The following Defaults and Events of Default are or may be continuing under the Indenture:

(a)           Continuing Default.  Pursuant to the terms of Section 3.07 of the Indenture, each of the Specified Holders timely exercised its right (the “Put Right”) to require the Company to purchase such Specified Holder’s Notes at a purchase price (the “Purchase Price”) in cash equal to 100% of the principal amount of such Notes plus accrued and unpaid interest and Liquidated Damages, if any, thereon to July 31, 2009 (the “Optional Put Date”).  Other Holders (i.e., Holders other than the Specified Holders) may have also timely exercised their respective Put Rights under Section 3.07 of the Indenture.  Pursuant to the terms of Section 3.07 of the Indenture, the Company was required to purchase the Notes (or portions thereof) properly tendered (and not withdrawn) pursuant to the Put Right by depositing with the Paying Agent, not later than 10:00 a.m. local time in the place of payment on August 3, 2009, U.S. Legal Tender sufficient to pay the Purchase Price plus accrued interest and Liquidated Damages, if any, of all such Notes (or portions thereof).  The Company failed to make the payment referred to in the immediately preceding sentence.  Such failure constitutes an Event of Default under Section 6.01(2) of the Indenture (the “Continuing Default”).

(b)           Other Defaults and Events of Default.  Other Defaults or Events of Default may be continuing under the Indenture.

2.           Certain Consequences of the Continuing Default.  The continuation of the Continuing Default has the following consequences, among others:

(a)           Commencing on the date of the Continuing Default (August 3, 2009), the Company will be required to pay interest on the principal amount of tie Notes properly tendered (and not withdrawn) pursuant to the Put Right at a rate of nine percent (9%) per annum (1% above the current annual interest rate of the Notes);

(b)           Any and all rights, privileges and benefits which are available to the Company or the Guarantors under the Indenture or the other Indenture Documents only when a Default and/or an Event of Default is not continuing are terminated and any such rights, privileges and benefits shall be available to the Company and the Guarantors only with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (subject to Section 2.09 of the Indenture); and

(c)           The Holders, the Trustee and/or the Collateral Agent may exercise their rights and remedies under the Indenture, the Notes and the other Indenture Documents, at law or in equity, including, without limitation, by declaring the principal of and premium, if any, accrued interest and Liquidated Damages, if any, on all of the Notes to be due and payable.

3.           Reservation of Rights.  Neither the Trustee, the Collateral Agent nor any of the Holders (including the Specified Holders) has waived (a) the Continuing Default or any Defaults or Events of Default that otherwise may be continuing under the Indenture or any of the other Indenture Documents, or (b) any of their respective rights or remedies arising from the Continuing Default or such other Defaults or Events of Default or otherwise available under the Indenture, the Notes or the other Indenture Documents, at law or in equity.  The Specified Holders hereby expressly reserve all such rights and remedies.  Moreover, failure of the Trustee, the Collateral Agent or any of the Holders (including the Specified Holders) to exercise any such rights or remedies shall not constitute a waiver thereof.

Sincerely yours,

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:	/s/ Thomas X. Fritsch
	Name:	Thomas X. Fritsch
	Title:	Authorized Individual

HIGHBRIDGE INTERNATIONAL LLC

By:	Highbridge Capital Management, LLC, as Trading Manager

By:	/s/ Malda Hibri
	Name:	Malda Hibri
	Title:	Authorized Signatory

WHITEBOX ADVISORS LLC

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	Chief Legal Officer

cc:	The Bank of New York,
as Trustee and Collateral Agent